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ALTERNATE WITHDRAWAL CHARGE RIDER
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This Rider is  attached to and made a part of this  Contract as of the  Contract
Date,  or if later,  the date shown below.  Terms not defined in this Rider have the meaning given to them in the Contract.

For an  additional  charge,  the Owner may elect at the time of  application  an alternate Withdrawal Charge schedule.  Such election and applicable charges will be reflected on the Owner's Contract Data Page.

SBL will deduct a charge for this Rider as set forth in the  Contract.  SBL will not deduct  the charge  from Fixed  Account  Contract  Value to the extent  such charge exceeds the amount of Current  Interest in excess of the Guaranteed Rate.
The Owner may not add or delete this Rider after the Contract Date.

SECURITY BENEFIT LIFE INSURANCE COMPANY

ROGER K. VIOLA

Roger K. Viola
Secretary

Rider Start Date
(If Other Than Contract Date)

V6069 (10-00)